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Exhibit 4.3

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT (this "Agreement") is made and entered into as of June 17, 2002 (the "Effective Date") by and between Small Town Radio, Inc., a Nevada corporation (the "Company"); and Wayne Shortridge, an individual resident of the State of Georgia (the "Secured Party").

RECITALS

        A.    The Company has issued to the Secured Party its Secured Note due 2004 in an original principal amount of $216,000 (the "Note").

        B.    The Company and the Secured Party have agreed to secure the Company's obligations to the Secured Party under the Note by granting a security interest in and to certain assets of the Company, all on the terms and subject to the conditions of this Agreement.

AGREEMENT

        THEREFORE, in consideration of the Recitals set forth above, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Secured Party hereby agree as follows:

1. Grant of Security Interests

        In order to secure the obligations of the Company pursuant to the Note (the "Obligations"), the Company hereby grants to the Secured Party a continuing security interest in and a general lien upon the assets and property listed on Schedule A hereto, together with all proceeds and products thereof (collectively, the "Collateral").

2. Term and Termination of this Agreement

        The term of this Agreement shall commence as on the date hereof and shall continue until the full satisfaction by the Company of the Obligations. Upon the termination hereof, the Secured Party upon the Company's request shall execute such releases, termination statements, and other documents to evidence such termination as the Company reasonably may request.

3. Covenants

        The Company covenants and agrees with the Secured Party that, for so long as any of the Obligations remains unpaid or any obligation of the Company under this Security Agreement or under any of the Obligations remains unperformed that:

        (a)  The Company shall insure Collateral consisting of furniture, fixtures, and equipment against all risks to which such Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts as would be prudent for similar businesses similarly situated, and shall name the Secured Party as loss payees thereunder. The Secured Party hereby agree to make such proceeds available to the Company to purchase replacement furniture, fixtures, and equipment if an Event of Default hereunder does not exist.

        (b)  The Company shall pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or against its properties, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its properties, provided that the Company shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate and lawful proceedings diligently pursued and with respect to which adequate reserves have been set aside on its books.

        (c)  The Company shall permit authorized representatives designated by the Secured Party to visit and inspect any of the properties of the Company, including its books and records (and to make extracts therefrom), and to discuss its affairs, finances, and accounts with its officers and directors, all at such reasonable times and as often as may reasonably be requested.

        (d)  The Company shall operate its business only in the ordinary course. The Company shall at all times preserve and maintain in full force and effect its corporate existence, powers, rights, licenses, permits, and franchises in the jurisdiction of its incorporation, and shall operate in full compliance with all applicable laws, statutes, regulations, certificates of authority, and orders in respect of the conduct of its business.

        (e)  The Company shall notify the Secured Party promptly in writing upon the happening or occurrence or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide to the Secured Party with such written notice a detailed statement by a responsible officer of the Company of all relevant facts and the action being taken or proposed to be taken by the Secured Party with respect thereto.

        (f)    The Company shall maintain or cause to be maintained in good repair, working order, and condition all properties used or useful in its business, and from time to time will make or cause to be made all appropriate repairs, renewals and replacement thereof. The Company will not do or permit any act or thing which might impair the value or commit or permit any waste of the Collateral or any part thereof, or permit any unlawful occupation, business or trade to be conducted on or from any of its properties. The Company will not sell, lease, or otherwise transfer any of the Collateral (other than sales of inventory in the ordinary course of business), without the prior written consent of the Secured Party (which consent shall not be unreasonably withheld), unless replaced with items of comparable value at or within 20 days of such sale, lease, or transfer.

        (g)  The Company shall keep the Collateral free from any lien, security interest, or other encumbrance other than those created by this Security Agreement.

        (h)  The Company shall notify the Secured Party immediately of each change in the corporate name and trade names of the Company and of each change in the location of the principal place of business and the office where the books and records of the Company are kept.

4. Events of Default

        The occurrence or existence of any of the following events shall constitute an event of default (an "Event of Default") hereunder:

        (a)  There shall be an "Event of Default" as that term is used in the Note; or

        (b)  The Company shall default in the performance of any term or covenant contained in this Security Agreement and the default shall continue unabated or uncured during the 60-day period after written notice describing the default is given to the Company.

5. Remedies

        Upon the occurrence or existence of an Event of Default hereunder, the Obligations, at the option of the Secured Party, shall become immediately due and payable without notice to the Company, and the Secured Party shall have the right to pursue all available remedies at law or in equity, including without limitation:

        (a)  All of the rights and remedies available to a secured party under the Uniform Commercial Code as adopted in the State of Georgia, and all other legal and equitable rights which may be available to the Secured Party;

        (b)  The right to peaceably take possession of the Collateral upon reasonable notice and to enter the Company's offices during normal business hours to take possession of the Collateral;

        (c)  The right to sell or otherwise dispose of all or any part of the Collateral in its then condition, at public or private sale or sales, with at least 10 days notice to the Company and such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Secured Party, in its sole discretion, may deem advisable, and to apply the proceeds realized from such sale, first to the reasonable costs, expenses, and attorneys' fees and expenses incurred by the Secured Party for collection and for acquisition, storage, sale, and delivery of the Collateral, secondly to interest due upon the Obligations, and thirdly to the principal of the Obligations.

6. Priority of Lien and Security Interest

        The Secured Party shall have a first priority lien and security interest in the Collateral. The Company agrees at the Company's expense to execute and record all UCC Financing Statements required to perfect and maintain the perfection of the security interest granted to the Secured Party hereunder.

7. Notice

        All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted via facsimile or electronic mail, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid, to the address set forth below or to such other address or addresses as may have been furnished in writing by one party to the other:

(a)	If to a Purchaser, to the address set forth on the signature page to this Agreement; or
(b)	If to the Company, to:	With a copy (which shall not constitute notice) to:
	Small Town Radio, Inc. Attention: Daniel W. Hollis 12600 Deerfield Parkway, Suite 100 Alpharetta, GA 30004 Facsimile: Email:	Baker, Donelson, Bearman & Caldwell, P.C. Attention: Gerardo M. Balboni, Esq. 5 Concourse Parkway, Suite 900 Atlanta, GA 30328 Facsimile: 404.812.3101 Email: gbalboni@bdbc.com

        Notices provided in accordance with this Section 7 shall be deemed delivered upon actual receipt if sent by personal delivery, facsimile or electronic mail, one business day after being sent via a reputable nationwide overnight courier service, or two business days after deposit in the mail.

8. General Provisions

        (a)  This Agreement may not be assigned by the Secured Party. This Agreement may be assigned by the Company; provided, however, that it shall be a condition to any such assignment by the Company (including any assignment by merger, consolidation, transfer of assets, operation of law or otherwise) that the Company shall obtain for the Secured Party the express written assumption by the assignee of the obligations of the Company hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of any such assignee.

        (b)  The waiver by any party hereto of any breach of this Agreement by any other party hereto shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

        (c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws rules thereof.

        (d)  This Security Agreement, the Note, the Note Purchase Agreement dated as of June 17, 2002 pursuant to which the Company offered and sold the Note (the "Purchase Agreement"), and the Warrant issued pursuant to the Purchase Agreement together embody the entire agreement of the parties hereto concerning the transactions contemplated herein and supersede all prior agreement and understandings among the parties hereto relating to the subject matter hereof. No oral representation, agreement, or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

        (e)  This Agreement may be amended, supplemented, or interpreted at any time by a written instrument executed by the parties hereto.

        (f)    Each of the covenants and agreements herein above contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

        (g)  Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

*                signatures appear on next page                *

SIGNATURES

        In witness whereof, the undersigned Company and the undersigned Secured Party have executed this Agreement as of the Effective Date.

SMALL TOWN RADIO, INC., a Nevada corporation
By:	/s/ DANIEL W. HOLLIS Name: Daniel W. Hollis Title: Chairman and Chief Executive Officer
WAYNE SHORTRIDGE, an individual resident of the State of Georgia
Signed:	/s/ WAYNE SHORTRIDGE
Address for Notice:
Street:	257 Bolling Road, NE
City, State, Zip:	Atlanta, Georgia 30305
Facsimile:	404.815.2424
Email:	wshortri@aol.com

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  Exhibit 4.3
SECURITY AGREEMENT
RECITALS
AGREEMENT
1. Grant of Security Interests
2. Term and Termination of this Agreement
3. Covenants
4. Events of Default
5. Remedies
6. Priority of Lien and Security Interest
7. Notice
8. General Provisions
SIGNATURES